Exhibit 12(a)

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

	For the year ended December 31,
	2008	2007	2006	2005	2004
Pretax earnings from continuing operations before adjustment for minority interests or income/loss from equity investees	$47,418,852	$118,449,649	$233,243,819	$222,264,768	$201,758,180

Add:
Interest on indebtedness (excluding capitalized interest)	213,156,103	214,432,386	172,994,940	126,606,366	108,572,571
Amortization of debt related expenses	5,160,325	3,381,997	3,490,084	4,293,975	1,433,292
Portion of rents representative of the interest factor	7,740,485	7,182,492	6,836,053	6,004,270	5,250,441
	273,475,765	343,446,524	416,564,896	359,169,379	317,014,484

Distributed income from equity investees	261,993,161	403,031,792	152,098,895	116,765,424	94,994,050

Pretax earnings from continuing operations, as adjusted	$535,468,926	$746,478,316	$568,663,791	$475,934,803	$412,008,534

Fixed charges -
Interest on indebtedness (including capitalized interesst)	$241,850,328	$239,937,824	195,735,659	$139,192,990	$117,304,079

Amortization of debt related expenses	2,163,271	1,070,833	1,817,484	3,028,119	408,975
Portion of rents representative of the
interest factor	7,740,485	7,182,492	6,836,053	6,004,270	5,250,441

Fixed charges	$251,754,084	$248,191,149	$204,389,196	$148,225,379	$122,963,495

Ratio of earnings to fixed charges	2.1	3.0	2.8	3.2	3.4

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2008	2007	2006	2005	2004
Pretax earnings from continuing operations before adjustment for minority interests or income/loss from equity investees	$47,418,852	$118,449,649	$233,243,819	$222,264,768	$201,758,180

Add:
Interest on indebtedness (excluding capitalized interest)	213,156,103	214,432,386	172,994,940	126,606,366	108,572,571
Amortization of debt related expenses	5,160,325	3,381,997	3,490,084	4,293,975	1,433,292
Portion of rents representative of the interest factor	7,740,485	7,182,492	6,836,053	6,004,270	5,250,441
	273,475,765	343,446,524	416,564,896	359,169,379	317,014,484

Distributed income from equity investees	261,993,161	403,031,792	152,098,895	116,765,424	94,994,050

Pretax earnings from continuing operations, as adjusted	$535,468,926	$746,478,316	$568,663,791	$475,934,803	$412,008,534

Fixed charges -
Interest on indebtedness (including capitalized interesst)	$241,850,328	$239,937,824	$195,735,659	$139,192,990	$117,304,079
Preferred stock dividends	47,287,500	19,658,750	12,223,245	12,045,017	11,637,500
Amortization of debt related expenses	2,163,271	1,070,833	1,817,484	3,028,119	408,975

Portion of rents representative of the interest factor	7,740,485	7,182,492	6,836,053	6,004,270	5,250,441

Combined fixed charges and preferred stock dividends	$299,041,584	$267,849,899	$216,612,441	$160,270,396	$134,600,995

Ratio of earnings to combined fixed charges and preferred stock dividends	1.8	2.8	2.6	3.0	3.1